FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD SECOND QUARTER RESULTS

2012 SECOND QUARTER EPS UP 25%

New York, New York, August 8, 2012: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported record results for the second quarter ended June 30, 2012.

Second Quarter 2012 Compared to Second Quarter 2011:

•	Net sales increased 20% to $145.6 million from $121.1 million; at comparable foreign currency exchange rates, net sales rose 29% for the period;
•	European-based operations generated sales of $125.6 million, up 18% from $106.5 million;
•	Sales by U.S.-based operations were $20.0 million, up 37% from $14.6 million;
•	Gross margin was 60.8% compared to 61.6%;
•	S, G & A expense as a percentage of sales was 52.1% compared to 52.6%;
•	Operating margins were 8.7% of net sales compared to 9% of net sales;
•	Net income attributable to Inter Parfums, Inc. rose 20% to $6.0 million compared to $5.0 million; and,
•	Basic and diluted earnings per share were $0.20 or 25% ahead of 2011’s $0.16.

Through the first half of 2012, net sales were $310.9 million or 22% ahead of $254.4 million in the first half of 2011. At comparable foreign currency exchange rates, net sales rose approximately 27%. Net income attributable to Inter Parfums, Inc. increased 21% to $21.5 million or $0.70 per basic and diluted share compared to $17.8 million or $0.58 per basic and diluted share.

Russell Greenberg, Executive Vice President & Chief Financial Officer of Inter Parfums pointed out, “With strong performances across our prestige brand portfolio, we achieved an 18% increase in European-based sales. U.S.-based operations achieved 37% sales growth, with the inclusion of Anna Sui fragrance sales since the start of the year accounting for much of that gain. The strength of the U.S. dollar also had a significant effect on reported sales as the dollar/euro exchange rate for the three months ended June 30, 2012 was 1.28 compared to 1.44 for the corresponding period of 2011.”

Mr. Greenberg also pointed out, “Similarly, the average dollar/euro exchange rate normally benefits our gross margin as over 40% of our European-based operations net sales are denominated in dollars, while our costs are incurred in euro. However, current second quarter sales had a high proportion of value sets, which carry a much higher cost of goods than single unit merchandise, thus mitigating any gross margin gains obtained from currency fluctuation. Promotion and advertising included in S, G & A aggregated $30.4 million or 21% of net sales for the three months ended June 30, 2012 compared to $22.5 million or 19% of net sales for the corresponding 2011 period.”

He continued, “Based upon results year-to-date, assuming that the dollar remains at current levels, we stand by our recently updated 2012 guidance calling for net sales of approximately $632.0 million, with resulting net income attributable to Inter Parfums, Inc. of approximately $35.9 million or $1.17 per diluted share.”

Inter Parfums, Inc. News Release	Page 2

August 8, 2012

Reviewing the second quarter, Jean Madar, Chairman & Chief Executive Officer noted, “The growth in European-based sales was all the more gratifying given the absence of major new product launches. As we reported, in local currency second quarter sales of Burberry products increased by 34%. Lanvin sales rose by 13%, Montblanc by 72% and Jimmy Choo by 13%. Year-to-date growth by our smaller brands has been very encouraging, especially for Boucheron and S.T. Dupont where new product launches for Jaïpur Bracelet and 58 Avenue Montaigne, respectively, were on a relatively small scale. We have Montblanc Legend for women and a Lanvin brand extension called Jeanne Lanvin Couture also debuting this year.”

On the subject of U.S.-based operations, Mr. Madar again pointed out, “In addition to the inclusion of Anna Sui fragrances, second quarter sales benefitted from the introduction of Miss Madison by Brooks Brothers, Wishes & Dreams for bebe, and a new men’s scent, Wildblue for Banana Republic. Continued sales of our first Nine West fragrance, Love Fury, and ongoing international distribution of the U.S. specialty retail brands in our portfolio also drove second quarter growth.”

Mr. Madar closed by saying, “As previously reported, Burberry will buy out the brand’s beauty and fragrance license rights from us for €181 million (approximately $220 million at current exchange rates exclusive of receivables, inventories and other tangible assets) on December 31, 2012. We have planned for this eventuality and face this new chapter in our history with confidence. We expect to begin 2013 with nearly $250 million in cash and shareholders’ equity of approximately $375 million, placing us in an excellent financial position to support the growth of existing brands and further enhance our growth potential by seeking to add new brands to our portfolio either on a proprietary basis or as a licensee. We remain confident that 2013 net sales can reach approximately $400 million, generating a better than 10% operating margin with the remaining brands in our portfolio. We expect to issue more precise 2013 guidance as the new year approaches and we have greater visibility on the timing of new product launches. Our 2013 new product pipeline currently includes new market entrants for: Lanvin, Jimmy Choo, Van Cleef & Arpels, Balmain, Boucheron and Repetto.”

Dividend

The Company’s regular quarterly cash dividend of $0.08 per share will be payable on October 15, 2012 to shareholders of record on September 28, 2012.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM EDT on Thursday, August 9, 2012. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

Inter Parfums, Inc. News Release	Page 3

August 8, 2012

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of prestige brands that include Burberry, Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain and Repetto. Inter Parfums is also the fragrance and beauty partner for specialty retail and designer brands such as Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West and Anna Sui. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2011 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4

August 8, 2012

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$145,555	$121,063	$310,923	$254,426

Cost of sales	57,099	46,477	116,389	93,850

Gross margin	88,456	74,586	194,534	160,576

Selling, general and administrative expenses	75,828	63,739	150,152	124,188

Income from operations	12,628	10,847	44,382	36,388

Other expenses (income):
Interest expense	442	390	805	830
Loss on foreign currency	931	567	1,178	148
Interest income	(311)	(389)	(835)	(706)

	1,062	568	1,148	272

Income before income taxes	11,566	10,279	43,234	36,116

Income taxes	4,085	3,851	15,499	12,348

Net income	7,481	6,428	27,735	23,768

Less: Net income attributable to the noncontrolling interest	1,473	1,435	6,230	6,016

Net income attributable to Inter Parfums, Inc.	$6,008	$4,993	$21,505	$17,752

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.20	$0.16	$0.70	$0.58
Diluted	$0.20	$0.16	$0.70	$0.58

Weighted average number of shares outstanding:
Basic	30,563	30,506	30,557	30,490
Diluted	30,688	30,695	30,687	30,664

Dividends declared per share	$0.08	$0.08	$0.16	$0.16

Inter Parfums, Inc. News Release	Page 5

August 8, 2012

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$23,130	$35,856
Accounts receivable, net	139,327	175,223
Inventories	175,753	164,077
Receivables, other	1,287	3,258
Other current assets	5,847	4,258
Income tax receivable	1,967	1,404
Deferred tax assets	8,162	7,270

Total current assets	355,473	391,346

Equipment and leasehold improvements, net	16,102	14,525
Goodwill	2,693	2,763
Trademarks, licenses and other intangible assets, net	101,969	105,750
Other assets	2,024	1,650
Total assets	$478,261	$516,034

LIABILITIES AND EQUITY
Current liabilities:
Loans payable – banks	$4,448	$11,826
Current portion of long-term debt	1,528	4,480
Accounts payable, trade	74,931	112,726
Accrued expenses	43,200	52,042
Income taxes payable	6,355	2,099
Dividends payable	2,445	2,443
Total current liabilities	132,907	185,616
Deferred tax liability	5,653	6,068

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,567,181 and 30,541,506 shares at June 30, 2012 and December 31, 2011, respectively	31	31
Additional paid-in capital	52,184	50,883
Retained earnings	244,860	228,164
Accumulated other comprehensive income	1,782	7,747
Treasury stock, at cost, 10,009,492 common shares at June 30, 2012 and December 31, 2011	(34,151)	(34,151)
Total Inter Parfums, Inc. shareholders’ equity	264,706	252,674
Noncontrolling interest	74,995	71,676
Total equity	339,701	324,350
Total liabilities and equity	$478,261	$516,034